                                                                    EXHIBIT 99.7

                           FORM OF LETTER TO CLIENTS
                               OFFER TO EXCHANGE
                  SUBCLASS A-9 CERTIFICATES DUE MARCH 15, 2019
                          FOR ANY AND ALL OUTSTANDING
                  SUBCLASS A-9 CERTIFICATES DUE MARCH 15, 2019
                                   ISSUED BY
                          AIRPLANES PASS THROUGH TRUST

To  Our Clients:

     We are enclosing herewith a Prospectus dated    --   , 2001, of Airplanes
Pass Through Trust, Airplanes Limited and Airplanes U.S. Trust (together, "Airplanes Group") and a related Letter of Transmittal (which together constitute the "Exchange Offer") relating to the offer by Airplanes Pass Through Trust to exchange its Subclass A-9 Certificates due March 15, 2019 (the "New Certificates"), pursuant to an offering registered under the Securities Act of 1933, as amended (the "Securities Act"), for a like principal amount of its issued and outstanding Subclass A-9 Certificates due March 15, 2019 (the "Old Certificates") upon the terms and subject to the conditions set forth in the Exchange Offer.

     PLEASE NOTE THAT THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY
TIME, ON    --   , 2001, UNLESS EXTENDED.

     The Exchange Offer is not conditioned upon any minimum number of Old Certificates being tendered.

     We are the participant in the book-entry transfer facility of Old Certificates held by us for your account. A tender of such Old Certificates can be made only by us as the participant in the book-entry transfer facility and pursuant to your instructions. The Letter of Transmittal is furnished to you for your information only and cannot be used by you to tender Old Certificates held by us for your account.

     We request instructions as to whether you wish to tender any or all of any subclass of Old Certificates held by us for your account pursuant to the terms and conditions of the Exchange Offer. We also request that you confirm that we may on your behalf make the representations contained in the Letter of Transmittal that are to be made with respect to you as beneficial owner.

     Pursuant to the Letter of Transmittal, each holder of Old Certificates will represent to Airplanes Group that (i) the New Certificates acquired in the Exchange Offer are being obtained in the ordinary course of business of the person receiving such New Certificates, (ii) the holder of the Old Certificates has no arrangement or understanding with any person to participate in the distribution of such New Certificates, (iii) if the holder is not a broker-dealer or is a broker-dealer but will not receive New Certificates for its own account in exchange for Old Certificates, the holder is not engaged in and does not intend to participate in a distribution of the New Certificates and
(iv) the holder is not an "affiliate" of Airplanes Group within the meaning of Rule 405 under the Securities Act. If the tendering holder is a broker-dealer (whether or not it is also an "affiliate" of Airplanes Group) that will receive New Certificates for its own account pursuant to the Exchange Offer, we will represent on behalf of such broker-dealer that the Old Certificates to be exchanged for the New Certificates were acquired by it as a result of marketing-making activities or other trading activities, and acknowledge on behalf of such broker-dealer that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such New Certificates. By acknowledging that it will deliver and by delivering a prospectus meeting the requirements of the Securities Act in connection with any resale of such New Certificates, such broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.